Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-150452) on Form S-8 of Lightning Gaming, Inc. of our report dated March 29, 2013 relating to our audits of the consolidated financial statements and the financial statement schedule, which appear in the Annual Report on Form 10-K of Lightning Gaming, Inc. for the year ended December 31, 2012.

/s/ McGladrey LLP

Blue Bell, Pennsylvania

March 29, 2013